Exhibit 99.1

TRADED: NYSE (IEX)
For further information contact:
Heath A. Mitts
Senior Vice President -Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Friday, February 5, 2016

IDEX CORPORATION TO ACQUIRE AKRON BRASS

Lake Forest, IL, February 5, 2016 - IDEX CORPORATION (NYSE:IEX) announced today that it has entered into a definitive agreement to acquire Akron Brass Holding Corp. (the “Company”), an indirect wholly-owned subsidiary of Premier Farnell plc (“Premier Farnell”), and a global leader in the manufacturing of safety equipment and emergency response equipment, for a cash consideration of $224.2 million, subject to customary adjustments. Operating under the Akron Brass and Weldon brand names, the Company produces a large array of engineered life-safety products for the safety and emergency response markets, including apparatus valves, monitors, nozzles, specialty lighting, electronic vehicle-control systems and firefighting hand tools.

Located in Wooster, Ohio, Akron Brass had revenues of approximately $120 million for the trailing twelve months ended December 31, 2015 and will operate within the IDEX Fire and Safety/Diversified Products segment. The transaction is conditioned upon the approval of Premier Farnell’s shareholders, and is expected to close in approximately 60 days, subject to regulatory approvals and customary closing conditions.

Commenting on the transaction, IDEX Chairman and Chief Executive Officer Andy Silvernail stated, “We are pleased to announce the Akron Brass transaction, and look forward to welcoming them to the IDEX family. Akron Brass’ world-class brands and presence as a premier manufacturer of firefighting equipment are an excellent strategic fit within our existing Fire Suppression platform. This combination is a high value-creation opportunity and will expand our leading business in an end market that we are very familiar with.

Over the past 12 months, we have enhanced our focus on finding new adjacencies in our Fire & Safety / Diversified segment, and uncovered some excellent opportunities that have similar attributes to our existing businesses where our operational abilities can be leveraged, and Akron Brass meets these criteria. The acquisition of Akron Brass creates a $330 million premier fire and rescue platform serving the global firefighting industry.”

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. IDEX has annual revenues in excess of $2billion and sells its products in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.